UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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AeroGrow International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of AeroGrow International, Inc.:

Please pardon this reminder if you have already voted your shares.

This letter is your final reminder to vote your shares for the upcoming Special Meeting of Stockholders. The purpose of the meeting is to approve an amendment to our Articles of Incorporation giving our Board of Directors the authority to establish the terms and rights of any preferred stock issued by the Company.  More information can be found on the attached proxy ballot (which you can vote and return) or at www.aerogrow.com/proxy.

AeroGrow has recently retained an investment banker to assist in raising the capital needed to support its operations and continue its growth.  Given the financial crisis, many traditional means of raising capital are unavailable, even to larger, more established companies than AeroGrow.  The availability of preferred stock may provide the Company with flexibility in capital-raising transactions, structuring acquisitions, joint ventures, strategic alliances, or other funding opportunities.

The Board believes that being able to promptly and efficiently react to these opportunities will allow the Board and management to take actions that serve the best interest of the Company and its stockholders.  Without this authorization, the Company may be limited in its ability to raise and attract additional capital.

AeroGrow’s Board of Directors asks that you vote “for” this amendment.

Approval of this amendment gives the Board the ability to set the terms of AeroGrow’s preferred stock, without further shareholder approval, as one option among many that may be used in our fundraising efforts. The Company does not have a present intent or plans to issue any preferred stock, and the terms, conditions, and timing of any potential fundraising transactions have not yet been determined.  The Company may choose to accelerate, delay, or not pursue a transaction, depending on market conditions.

For more information, please refer to the proxy sent to you by mail or view it online at www.aerogrow.com/proxy.  For direct questions, please call John Thompson at 303-953-6201.

By order of the Board of Directors,

/s/ Jack J. Walker
Jack J. Walker
Chairman of the Board

Boulder, Colorado
January 16, 2009